EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92997 and 333-237766 on Form S-8 and Registration Statement Nos. 333-136848 and 333-93857 on Form S-3 of our reports dated February 26, 2026, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries and the effectiveness of Prosperity Bancshares, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte and Touche LLP

Houston, Texas

February 26, 2026